EXHIBIT 99.1

Comtech Announces Pricing of Public Offering of its Common Stock

MELVILLE, NY, June 16, 2016 – Comtech Telecommunications Corp. (the “Company” or “Comtech”) (NASDAQ: CMTL) today announced the pricing of its public offering of 7,145,000 shares of its common stock at a public offering price of $14.00 per share for gross proceeds of approximately $100 million. Comtech expects to receive net proceeds, after deducting the underwriting discount, of approximately $95 million from the offering. All of the shares in the offering are being sold by Comtech. Comtech has granted the underwriters a 30-day option to purchase up to an additional 1,071,750 shares of common stock sold in the offering.  The offering is scheduled to close on June 22, 2016, subject to customary closing conditions.

The Company intends to use the net proceeds of the common stock offering to repay borrowings under its Secured Credit Facility and for working capital and general corporate purposes.

The offering is being made through an underwriting group led by Citigroup and Jefferies LLC who are acting as joint book-running managers of the offering. BMO Capital Markets Corp. and Raymond James & Associates, Inc. are acting as additional book-running managers for the offering. Northland Securities, Inc., Ladenburg Thalmann & Co. Inc., Noble International Investments, Inc. and Santander Investment Securities Inc. are acting as co-managers.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this news release relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone at (800) 831-9146; or Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com, or by telephone at (877) 821-7388.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements regarding our planned offer and sale of common stock and the use of the net proceeds from any such sale. We cannot be sure that we will complete the offering or, if we do, on what terms we will complete it. Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties, including those discussed under the caption “Risk Factors” in the prospectus and prospectus supplement. In addition, Comtech management retains broad discretion with respect to the allocation of the net proceeds of this offering. The forward-looking statements speak only as of the date of this release, and Comtech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

About Comtech

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Media:	PCMTL

Michael D. Porcelain, Senior Vice President and Chief Financial Officer

631-962-7000

info@comtechtel.com